Exhibit 99.1

Connexa Sports Raises $4.2 million and Lists its Stock for Trading on the Nasdaq Capital Market

BALTIMORE, MARYLAND, June 15, 2022 (GLOBE NEWSWIRE)— Connexa Sports Technologies Inc. (NasdaqCM: CNXA) (www.connexasports.com) today announced that its common stock will begin trading on the Nasdaq Capital Market (“Nasdaq”) under its current symbol “CNXA.” In connection with the uplisting, the Company implemented a reverse stock split to meet the Nasdaq’s minimum bid price threshold. The Company expects to commence trading on Nasdaq today.

In conjunction with the Nasdaq listing, Connexa Sports sold 1,048,750 million shares of its common stock at $4.00 per share for gross proceeds of $4.2 million, before deducting underwriting discounts and commissions and other offering expenses. Connexa Sports has granted the underwriters a 45-day option to purchase up to 150,000 additional shares of common stock at the public offering price, less underwriting discounts and commissions to cover overallotments. The shares sold consisted of one million primary shares of common stock and 48,750 shares from the underwriters’ partial exercise of their overallotment option. Connexa Sports plans to use the funds raised for working capital, debt reduction and general corporate purposes. The offering is expected to close on June 17, 2022, subject to customary closing conditions.

“Uplisting to the Nasdaq is the next step in our evolution as a public company, particularly after our acquisitions of PlaySight, Gameface.AI and Foundation Tennis,” said Mike Ballardie, Connexa Sports CEO. “For us to come this far after only beginning operations two years ago is a tremendous feat and a testament to our dedicated employees, partners, products and customers that have enabled this milestone.”

“From an investor standpoint, I want to thank those who have continued to support the company through this unprecedented and challenging period in the public markets. We anticipate this milestone will contribute to shareholder value creation by increasing Connexa’s exposure to both institutional and retail investors while also driving increased trading liquidity.

“Finally, as we execute on our ‘Watch, Play, Learn’ strategy to become a leading connected sports technology company, we are pioneering a ‘Sports-as-a-Service’ category with our innovative and disruptive consumer products and technological capabilities. This connected platform leverages our industry-leading AI, automated video and live streaming production and data insights across tennis, pickleball, padel, baseball, softball and cricket over the next few years. We will deliver the analysis, live streaming, video and coaching insights, tips and practice drills desired by today’s consumer across our core sports verticals. Additionally, our technology capabilities drive ancillary revenue streams, including sport specific apps driven by proprietary AI, engaging streaming content through ConnexaTV, strategic partnerships to access the growing sports betting sector, and SaaS-based sports facilities management. We believe these offerings deliver a strong value proposition to avid sports consumers, from professional and recreational players, coaches, and fans to academies, federations and teams, clubs and facilities,” concluded Ballardie.

Advisor Details

Northland Capital Markets and Spartan Capital Securities, LLC served as the joint book runners for the capital raise. Lucosky Brookman LLP served as counsel to Connexa.

About Connexa Sports Technologies

Connexa Sports a leading connected sports company delivering products, technologies, and services across the ‘Watch, Play, Learn’ commercial and subscription-as-a-service activities in sports. Digital disruption is restructuring how sports are enjoyed, consumed, and monetized, and Connexa Sports is well-positioned to capitalize on this shift with its portfolio of brands: Slinger, PlaySight Interactive, Gameface.AI and Foundation Tennis.

Federal Securities Law Legend

The securities described above are being offered by Connexa Sports pursuant to a registration statement on Form S-1 (File No. 333-259487) declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 14, 2022. The offering is being made only by means of a written prospectus forming part of the effective registration statement. A copy of the final prospectus related to the offering may be obtained, when available, by contacting Northland Securities Inc., Attention: Heidi Fletcher, 150 South Fifth Street, Suite 3300, Minneapolis, MN 55402, email hfletcher@northlandcapitalmarkets.com or telephone (612) 851-4918 or Spartan Capital Securities, LLC, Attn.: Prospectus Department, 45 Broadway, 19th Floor, New York, NY 10006, by telephone at (212) 293-0123 or by email at investmentbanking@spartancapital.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on management’s beliefs and assumptions and on information currently available to management. These statements involve and are subject to a number of risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by forward-looking statements. Forward-looking statements include those relating to the proposed public offering of the Company’s securities, including as to the consummation of the proposed public offering on the anticipated terms, or at all, the possibility that the common stock may not begin trading on Nasdaq, the intended use of proceeds, the potential terms of the offering and the, all of which may be affected by, among others, delays in satisfying or failure to satisfy closing conditions related to the proposed public offering and adverse changes in general economic and market conditions. Forward-looking statements in this press release may include statements about our plans to use funds recently raised or to obtain funding for our current and proposed operations and expansion efforts; debt obligations of the Company; our general history of operating losses; our ability to compete with companies producing products and services; the scope of protection we are able to establish and maintain for intellectual property rights covering our products and technology; the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; our ability to develop and maintain our corporate infrastructure, including our internal controls; our ability to develop innovative new products; and our financial performance. These statements are based upon information available to us as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. We qualify all of our forward-looking statements by these cautionary statements. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

Contact:

investors@connexasports.com

(443) 407-7564

www.connexasports.com